Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-57038 and No. 333-128227) previously filed by SpectraScience, Inc. of our report, on the consolidated financial statements of SpectraScience, Inc. as of December 31, 2007 and 2006, and for the years then ended and for the period from August 2, 2004 (inception of Successor Company) to December 31, 2007, which report appears in this annual report on Form 10-KSB for the year ended December 31, 2007.

/s/ J.H. Cohn LLP
San Diego, California
March 27, 2008